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Exhibit No. 3.1     Articles of Incorporation.

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                             ARTICLES OF INCORPORATION

                                         OF

                           FirstLink Communications, Inc.


The following Articles of Incorporation are adopted and submitted pursuant to the provisions of Oregon Business Corporation Act:

                                     ARTICLE I

The name of the corporation is FirstLink Communications, Inc

                                     ARTICLE II

The number of shares the corporation will have authority to issue is 20,000,000 shares, which shares shall be designated "Common." The corporation also has authority to issue 1,000,000 shares, which shares shall be designated "Preferred Shares." The Corporation's Board of Directors is authorized to establish one or more series of such preferred Shares and to determine the preferences, limitations and relative rights of the Preferred Shares, subject to limitations imposed by the Oregon Business Corporation Act.

                                    ARTICLE III

The name of the Initial registered agent is A. Roger Pease. The address of the initial registered office is 255 SW Harrison Ave., Suite lA, Portland, OR 97201-5338

                                     ARTICLE IV

The address where the Division may mail notices is 255 SW Harrison Ave., Suite lA. Portland, OR 9720l-5338

                                     ARTICLE V

The name and address of the incorporator is as follows:

     Allan A. Fulsher
     10220 SW Greenburg Road, Suite 105
     Portland, Oregon 97223

                                     ARTICLE VI


The number of directors constituting the initial Board of Directors of the Corporation is one, and the name and address of the person who is to serve as director until the first meeting of shareholders or until his successor is elected and shall qualify is:

     A.  Roger Pease
     255 SW Harrison Ave., Suite lA,
     Portland, OR  97201-5338.

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                                    ARTICLE VII

The corporation shall have the power to indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee the corporation as a director, officer, employee, or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, and their respective heirs, administrators, personal representative, successors and assigns. Indemnification specifically provided by the Oregon Business Corporation Act shall not be deemed exclusive of any other rights to which such director, officer, employee or agent may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The corporation, its officers, directors, employees or agents shall be fully protected in taking any action or making any payment under this Article or in refusing to do so upon the advice of counsel.

                                     ARTICLE VIII


No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except that this provision shall not apply to:

     1. Any breach of the director's duty of loyalty to the corporation or its shareholder;

     2. Any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     3. Any distribution from which the director derived an improper personal benefit; or

     5. Any act or omission occurring prior to the date on which these Articles of Incorporation are filed with the Oregon Secretary of State.

                                     ARTICLE IX


The person to contact about this filing is Allan A. Fulsher, 10220 SW Greenburg Road, Suite 105, Portland, Oregon 97223.

Dated:  December 28, 1995



                                   /s/  Allan A. Fulsher
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                             Allan A. Fulsher, Incorporator





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